Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 26, 2010, relating to the consolidated financial statements of Iowa Telecommunications Services, Inc., and the effectiveness of Iowa Telecommunications Services, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Iowa Telecommunications Services, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

October 15, 2010